Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements No. 333-139136, 333-87920, 333-126607, 333-126608, and 333-166881 on Form S-8 and No. 333-167326 on Form S-3 of LIN TV Corp. of our report dated March 14, 2012, relating to the financial statements of Station Venture Operations, LP appearing in this Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the year ended December 31, 2011.

We consent to the incorporation by reference in Registration Statements No. 333-139136, 333-87920, 333-126607, 333-126608, and 333-166881 on Form S-8 and No. 333-167326 on Form S-3 of LIN TV Corp. of our report dated March 14, 2012, relating to the financial statements of Station Venture Holdings, LLC appearing in this Annual Report on Form 10-K of LIN TV Corp. and LIN Television Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2012